Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Innovation Economy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the incorporation is Innovation Economy Corporation.
2.	That an Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on July 25, 2011 and that said Certificate required correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3.	The inaccuracy or defect of said Certificate is the inadvertent omission of the effectuation of a 5-for-1 forward stock split.
4.	Article 5 of the Certificate is corrected to read as follows:

a. Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, each with a par value of $0.00001 (the “Common Stock”). The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided for in this Certificate of Incorporation, or as required by law.

b. 5-for-1 Stock Split. Immediately upon the filing of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock outstanding immediately prior to the filing of this Restated Certificate shall be reclassified as five (5) shares of Common Stock (the “Stock Split”). No further adjustment of any Conversion Price, preference, price or right set forth in this Article 5 shall be made as a result of the Stock Split, as all share amounts, amounts per share and per share numbers set forth in this Restated Certificate have been appropriately adjusted to reflect the Stock Split.

[Signature Page Follows]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 14th day of January, A.D. 2015.

By:        /s/ Amro Albanna

             Authorized Officer

Name: Amro Albanna

Title:    CEO and Chairman